                                                                    Exhibit 99.1

Investor call - Martin E. Kenney's prepared statement


Good morning, everyone. I have a few prepared statements that I think will be helpful as we review the financial results for the second quarter. Also in attendance with me today are Bob Lynch, WRC's COO and Rick Nota, WRC's VP, Finance.

Before getting into the specifics of our financial results, I would like to spend a moment commenting on the current competitive and economic environment.

Market Environment

The persistently sluggish U.S. economy has affected nearly every market and segment of the education industry. K-12 schools across the country have been plagued by state and local budget shortfalls, which have in turn influenced the bottom lines of supplemental education providers that serve education institutions. As a result of the decline of state and local budgets, a number of markets and segments within K-12 have experienced negative growth. Though most large school districts appear finally ready to comply with-- and benefit from-- federal dollars under the federal No Child Left Behind Act (NCLB), many still remain confused by the law and provisions requiring purchased solutions to have scientific research supporting claims of efficacy. As a result, we believe WRC will ultimately benefit from NCLB -- as WRC has persuasive support for its research claims and has the grant writing staff capable of working with school and district officials to procure this funding. Assessment and accountability remain paramount themes-- as do solutions that promote improved decision-making by administrators. WRC continues to believe that the winning solutions will link assessment and remediation as part of an integrated solution. Professional development is also clearly a priority for schools. With elementary education representing a significantly higher percentage of the market, coupled with the fact that elementary schooling tends to be eligible for more funding, the overall fundamentals of the industry are strong and bodes well for WRC Media.

Second Quarter Financial Review

WRC Media's operating income was down 9.0% for the second quarter ended June 30, 2003 versus prior year resulting primarily from $1.0 million of restructuring costs. Our profitability measured in terms of Adjusted EBITDA was $9.5 million or 17.3% greater than the same period last year on revenue of $43.5 million, which was approximately $300 thousand or 0.7% lower than the same period in 2002. The higher Adjusted EBITDA was primarily attributable to the lower operating expenses excluding restructuring costs. Net revenue for the second quarter of 2003 was slightly lower by 0.7% compared to the same period in 2002 primarily driven by lower revenue at WRC's library businesses--primarily at World Almanac Library Services division resulting from library funding cutbacks. These revenue declines were partially offset by higher revenue at the Company's educational technology businesses which posted revenue growth of 7.4% for the three months ended June 30, 2003 compared to the same period in 2002.

We continue to meet our bottom line targets by managing costs, as the difficult K-12 funding environment continued to pressure our top line. We showed significant operating expense improvement versus the second quarter of 2002. Operating expenses (excluding non-cash restructuring costs) declined during the current quarter primarily due to lower sales and marketing expenses which decreased $1.5 million or 12.9%. Offsetting these declines in operating expenses was an increase of $1.0 million in non-cash restructuring costs attributable to updating the assumptions used in determining the fair value of the remaining lease obligations associated with facilities vacated in 2002.

At Weekly Reader, revenue increased $700 thousand, or 14.6%, to $5.3 million from $4.6 million for the same period in 2002. This was primarily attributable to higher custom publishing shipments by Weekly Reader's subsidiary Lifetime Learning Systems and greater licensing revenue. Lifetime Learning revenue was $500 thousand or approximately 104% greater than in the second quarter in 2002 and licensing revenue was up $264 thousand or 28% quarter-over-quarter for the period ending June 30, 2003 driven by higher sales through its QVC channel.

At World Almanac Education Group, second quarter revenue decreased by $1.3 million, or 10.6%, to $10.5 million from $11.8 million for the same period in 2002. This decrease was primarily due to lower revenue at WAE Library Services primarily due to the continuing weak environment for school library funding partially offset by higher revenue at Gareth Stevens.

At AGS, second quarter revenue decreased $700 thousand, or 5.1%, to $13.5 million from $14.2 million for the same period in 2002, primarily due a $900 thousand decrease in backlist curriculum products, partially offset by growth in core curriculum and assessment products of $200 thousand.

CompassLearning and ChildU which together comprise the Company's educational technology business grew revenue by 7.4% quarter-over-quarter for the period ended June 30, 2003.

At CompassLearning (standalone), revenue decreased approximately $400 thousand, or 3.7%, to $12.3 million from $12.7 million for the same period in 2002. This decrease was primarily due to a decrease in service revenue from technical support of $200 thousand, or 6.0%, to $3.1 million in 2003 from $3.3 million in 2002, and a decrease in professional development revenue of $200 thousand, or 8.7%, to $2.1 million in 2003 from $2.3 million in 2002. Software revenue from sales of the CompassLearning LAN/WAN product line were flat at $6.8 million.

At ChildU, WRC's unrestricted subsidiary, revenue increased $1.4 million or approximately 304% to $1.9 million from $500 thousand for the same period in 2002 driven by sales of its web-enabled curriculum products from greater market acceptance as more and more schools are becoming Internet capable. ChildU achieved an important milestone for the period ended June 30, 2003, by becoming EBITDA positive ($0.8 million) on a trailing twelve month basis.

For the three-months ended June 30, 2003, operating income decreased $300 thousand, or 9.0%, to $3.3 million from $3.6 million in 2002. As I previously mentioned, this decrease was primarily due to $1.0 million of restructuring costs attributable to updating the assumptions used in determining the fair value of the remaining lease obligations associated with facilities vacated in 2002.

Net loss decreased by $600 thousand, or 11.3% for the three months ended June 30, 2003, to $4.7 million in 2003 from $5.3 million in 2002 primarily due to lower other expenses, net -- of $600 thousand driven primarily by lower management fees of $300 thousand.

------------------------------------------------------------------------------

First Half Financial Overview

Net revenue for the six-months ended June 30, 2003 decreased slightly by approximately $100 thousand, or 0.1%, to $90.5 million from $90.6 million for the same period in 2002.

WRC Media Adjusted EBITDA for the six-months ending June 30, 2003 of $18.8 million exceeded the same period in the prior year by $3.1 million or 20.0%. The higher profitability compared to prior year is driven by significantly higher revenue at ChildU, WRC's unrestricted subsidiary. ChildU revenue increased $2.2 million or 298.6% to $2.9 million from $0.7 million for the same period in 2002 resulting from higher sales of its web-enabled curriculum products

Operating income increased $800 thousand, or 12.6%, to $6.8 million for the six-months ended June 30, 2003, from operating income of $6.0 million for the same period in 2002. This improvement in income from operations was primarily driven by $600 thousand in higher gross profits resulting from higher margin on sales and by $200 thousand in lower operating costs.

Net loss decreased by $83.0 million, or 90.1% for the six months ended June 30, 2003, to $9.1 million from $92.1 million in 2002 primarily due to the $80.7 million in non-cash charges recorded in the prior period resulting in the Company's adoption of SFAS No. 142. Excluding the non-cash charge, net loss decreased $2.3 million or 20.2% primarily due to higher gross profit of $600 thousand on flat revenue, lower operating expense of $200 thousand, lower interest payments of $500 thousand and lower loss on investments of $1.1 million (related to WRC's investment in ThinkBox).

As of June 30, 2003, WRC Media's cash balance was $12.5 million and consolidated debt was $294.2 million. During the six months ended June 30, 2003, WRC Media made scheduled principal payments of $3.9 million on its senior credit facilities and as of June 30, 2003, there were $24.0 million in outstanding advances under the Company's revolving credit facility. Capital expenditures (including prepublication costs) for the six months ended June 30, 2003 were $5.2 million.

Outlook

At WRC Media, we strive for above market growth in both core revenues and EBITDA but we believe that the education funding market will most likely not significantly improve in 2003. We believe that education funding will improve on the federal side in the latter part of the second half as more and more schools understand and comply with the NCLB but it will not be sufficient to offset cuts in state and local education funding-- for the remainder of 2003. Accordingly, we expect that the current market conditions to persist into the third and possibly fourth quarter, negatively affecting our top-line performance. In the near term, WRC Media has initiated the following strategies to obtain access to funding: (i) working with schools, libraries, districts and states to help them identify funds for our programs, (ii) writing grants for schools and libraries to obtain funding from state and federal sources, and (iii) working with schools and libraries to include WRC products, providing solution-based product suites aimed at improving test scores.

In the medium term, we believe the Company is well positioned to benefit during this time of change based on the following competitive advantages: (i) excellent scientific research behind the Company's products, which has proven to be extremely important with the passing of the NCLB Act, (ii) among the most comprehensive and effective sales channels in the industry, and (iii) a product suite that meets the key requirements of the federal funding guidelines for 2003.

In summary, our outlook indicates the operating environment will continue to be challenging going into the second-half of 2003.

This concludes our prepared remarks. We'll now open this up for questions, and provide any additional information you may need.